EXHIBIT 20




                            SUPPLEMENTAL AGREEMENT



               This Supplemental Agreement, dated November 7, 1995, by and among Rockefeller Center Properties, Inc. ("RCPI") and Goldman Sachs Mortgage Company ("GSMC").

               WHEREAS, RCPI, RCPI Holdings, Inc, RCPI Merger Inc., Whitehall Street Real Estate Limited Partnership V, Rockprop, L.L.C., David Rockefeller, Exor Group S.A., Troutlet Investments Corporation and Goldman Sachs Mortgage Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated of even date herewith;

               WHEREAS, in connection therewith GSMC has agreed to make available to RCPI additional credit as more specifically provided therein and herein on the terms and conditions set forth therein and herein.

               NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

               1. GSMC shall make available to RCPI pursuant to this Supplemental Agreement additional credit (the "Additional Credit") (secured pursuant to existing security arrangements provided for in the Loan Documents, as defined in the Loan Agreement, dated as of December 18, 1994, among RCPI, the Lenders parties thereto, and GSMC, as Agent (the "Loan Agreement"), as supplemented pursuant to this Supplemental Agreement) in an aggregate principal amount not to exceed the sum of (A) $33 million plus (B) $12 million to pay Permitted Expenses (as defined in the Merger Agreement) if the Closing Date (as defined in the Merger Agreement) shall not have occurred on or before December 31, 1992, in each case under the terms of the Loan Agreement, as supplemented pursuant to this Supplemental Agreement.

               2. The parties hereto hereby agree that the terms of the Loan Agreement, as hereby supplemented or expressly modified, shall apply to the Additional Credit and that the Loan Agreement is hereby supplemented to provide that (a) of the $33 million described in clause (A) of paragraph 1 above, an amount sufficient to pay all interest that will become due from RCPI to Whitehall Street Real Estate Limited Partnership V ("Whitehall") and GSMC on or before December 31, 1995 shall be available only to pay such interest and (b) of the $12 million described in clause (B) of paragraph 1 above, an amount sufficient to pay all interest that will become due from RCPI to Whitehall and GSMC on or before March 31, 1996 shall be available only to pay such interest.

               3. The parties hereto hereby agree that (a) the amounts to be lent by GSMC pursuant to this Supplemental Agreement may be borrowed by RCPI at any time and from time to time after the date hereof, (b) once borrowed, such amounts may be prepaid by RCPI at any time (without penalty), (c) once prepaid, such amounts may not be reborrowed by RCPI and
(d) any such amounts shall accrue interest at a rate equal to 10% per annum (compounded quarterly) from the date borrowed to the date due; provided that if any amounts loaned by GSMC pursuant to this Supplemental Agreement shall not have been repaid by the earlier of March 31, 1996 and the termination of the Merger Agreement pursuant to Sections 6.1(b), 6.1(f) or 6.1(g) thereof, then any such borrowings (including accrued interest) that remain outstanding shall be subject to all of the terms and conditions (including interest rate and prepayment provisions) contained in the Loan Agreement without give effect to the modifications of the terms thereof effected by this Supplemental Agreement.

               4. Except as otherwise expressly modified by this Supplemental Agreement with respect to the Additional Credit provided hereunder, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

               5. This Supplemental Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.


               IN WITNESS WHEREOF, each of the parties has signed or caused this Agreement to be signed as of the date first above written.



                                 ROCKEFELLER CENTER PROPERTIES, INC.



                                 By: /s/  Steven A. Sandberg
                                     _________________________________
                                     Name:  Steven A. Sandberg
                                     Title:  Executive Vice President



                                 GOLDMAN SACHS MORTGAGE COMPANY


                                 By:  Goldman Sachs Real Estate
                                      Funding Corp., General Manager


                                       By: /s/  Steven T. Mnuchin
                                          __________________________
                                           Name:  Steven T. Mnuchin
                                           Title: President